Exhibit 99.5

Execution Version

SECURED PROMISSORY NOTE

$3,875,000.00	March 11, 2008

FOR VALUE RECEIVED, RONALD B. PORT AND ROBERTA P. WASHLOW, not personally but as co-trustees of The Sidney L. Port Trust Dated July 22, 1970, dated July 22, 1970 as restated (“Borrower”), unconditionally promise to pay to the order of H. GEORGE MANN, not personally but as trustee of the SLP 2003 Trust B, created March 6, 2008 (“Lender”), the principal sum of THREE MILLION EIGHT HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($3,875,000.00), together with interest thereon, in each case as set forth below, at the following address: 1186 Linden Avenue, Highland Park, Illinois 60035, or at such other place as the legal holder of this instrument may designate in writing from time to time.

1. General Definitions.

As used herein, the following terms have the meanings herein specified:

“Borrower Pledge Agreement” means that certain Pledge Agreement of even date herewith, executed by Borrower in favor of Lender, as the same may be amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Business Day” means any day other than a Saturday, Sunday or legal holiday on which commercial banks in Chicago, Illinois, are generally closed.

“Collateral” means any and all assets and rights and interests in or to property of Borrower and any other Person, whether real or personal, tangible or intangible or mixed, in each case on which a Lien is granted or purported to be granted to Lender pursuant to any of the Collateral Documents.

“Collateral Documents” means the Pledge Agreements and all other agreements, documents and instruments now or hereafter executed and delivered in connection with this Note, pursuant to which Liens are granted or are purported to be granted to Lender to secure all or any part of the Obligations.

“Credit Documents” means, collectively, this Note, the Guaranty, the Collateral Documents and all other agreements, documents, instruments and certificates, now or hereafter executed and delivered by and between Borrower and Lender in connection herewith or therewith, as the same may be amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Dollars” and the sign “$” each mean freely transferable lawful money of the United States of America.

“Expenses” means all present and future expenses incurred by or on behalf of Lender in connection with this Note, any other Credit Document or otherwise, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the reasonable fees and expenses of counsel for Lender and of any accountants or other experts and agents that Lender may incur in connection with (a) the documentation and administration of this Note and the other Credit Documents (including, without limitation, any fairness opinion delivered in connection with the Loan), (b) custody or preservation of, or the sale of, collection from, or other realization upon, any of the Collateral, including, without limitation, the Pledged Collateral, (d) the exercise or enforcement of any of the rights of Lender hereunder or under any of the other Credit Documents, or (e) the failure of Borrower to perform or observe any of the provisions hereof or of any of the other Credit Documents.

“Guarantor” means Ronald B. Port, an individual.

“Guaranty” means that certain Personal Guaranty of even date herewith, executed by Guarantor in favor of Lender, as the same may be amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Lien(s)” means (a) any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement and (b) in addition, in the case of any investment property, any contract or other arrangement, express or implied, under which any Person has the right to control such investment property; provided however, that a “Lien” shall not include certain restrictions on dispositions by laws affecting the offering and sale of securities generally.

“Loan” means the loan in the original principal amount of $3,875,000.00 made by Lender to Borrower and evidenced by this Note.

“Material Adverse Effect” means a material adverse effect on (a) the value of Collateral or the amount which Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, (b) the ability of Borrower to perform its obligations under the Credit Documents to which it is a party or (c) the rights and remedies of Lender under any Credit Document.

“Note” means this Secured Promissory Note, as amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time, and including all promissory notes and other instruments issued in exchange or replacement therefor or substitution or extension thereof.

“Obligations” means (a) the unpaid principal of and interest on the loan evidenced by this Note, (b) the Expenses, and (c) all other liabilities of Borrower to Lender which may arise under, out of, or in connection with, this Note, any other Credit Document or any other agreement, document or instrument made, delivered or given in connection herewith or therewith by and between Borrower and Lender.

“Patriot Act” means the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“Payment in Full” or “Paid in Full” means the indefeasible payment in full in immediately available Dollars of all Obligations (including interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding) and the termination of any obligation of Lender to advance funds or otherwise make extensions of credit hereunder or under any of the other Credit Documents.

“Person” mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

“PI Pledge Agreement” means that certain Pledge Agreement by Port Investments, L.P. in favor of the Lender, dated of even date herewith, pursuant to which Port Investments, L.P. has agreed to provide additional Collateral to secure the Loan.

“Pledge Agreements” means the Borrower Pledge Agreement and the PI Pledge Agreement, as the same may be amended, extended, restated, amended and restated, supplemented or otherwise modified and in effect from time to time.

“Triggering Event” has the meaning ascribed to that term in Section 9 of this Note.

2. Interest Rate; Maturity. From the date of advance and thereafter until repayment, interest shall accrue on the unpaid Obligations, including, without limitation, the principal balance hereof at a fixed per annum rate of eight percent (8.00%), compounded quarterly in arrears. Interest due hereunder shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days (including the first day but excluding the last day) elapsed. Except for the quarterly interest payments required pursuant to Section 3 of this Note, all then outstanding principal and accrued but unpaid interest hereunder, and all other amounts due and payable by Borrower to Lender pursuant to the terms hereof, in each case shall be immediately due and payable on March 11, 2022 (the “Maturity Date”), without the necessity of any notice or demand.

3. Payments. Interest shall be payable hereunder quarterly in arrears on the 20th day of each April, July, October and January, commencing on July 20, 2008 in an amount equal to (i) in the case of such payment due and payable on July 20, 2008, Forty-seven Thousand Seven Hundred Sixty and 00/100 Dollars ($47,760.00), and (ii) in the case of all other such payments, Forty-three Thousand Seven Hundred Fifty and 00/100 Dollars ($43,750.00). Payment of the balance of the interest accruing hereunder shall be deferred, compounded quarterly and payable on the Maturity Date without the necessity of any notice or demand. The entire principal balance of the Loan and all accrued and unpaid interest thereon, and all other sums payable by Borrower in connection with the Loan shall be due and payable in full on the Maturity Date. Each determination by Lender of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error. If any payment under this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day.

4. No Prepayment. The Note may not be prepaid in whole or in part at any time prior to the Maturity Date.

5. Collateral. This Note is secured by the Collateral Documents. Reference is made to the Collateral Documents for the terms and conditions governing the Collateral which secures the Obligations.

6. Representations and Warranties. To induce Lender to make the Loan, Borrower hereby represents and warrants to Lender that:

(a) Ownership of Collateral. Borrower owns all of the Collateral free and clear of all Liens other than the Liens in favor of Lender and Liens in favor of taxing authorities with respect to the payment of federal and state transfer taxes.

(b) No Conflict. The execution and delivery of, and performance by Borrower under, this Note and each of the other Credit Documents to which it is a party: (a) are within its trust powers; (b) are duly authorized by all necessary trust or trustee action; (c) are not in contravention of any applicable requirement of law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound; (d) do not require the consent, registration or approval of any governmental authority or any other Person (except such as have been (or will be in the case of Uniform Commercial Code filings) duly obtained, made or given, and are in full force and effect); and (e) will not, except as contemplated herein, result in the imposition of any Liens upon any of the Collateral.

(c) Enforceability. This Note and all of the other Credit Documents to which Borrower is a party are the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms, except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity.

(d) Consents. No consent or authorization of, filing with or other act by or in respect of, any governmental authority or any other Person is required in connection with the making of the Loan or with the execution, delivery, performance, validity or enforceability of this Note or the other Credit Documents, except for consents or authorizations that have been obtained or filings that have been (or will be in the case of Uniform Commercial Code filings) made and which, in each case, are in full force and effect.

(e) No Judgments or Litigation. No judgments, orders, writs or decrees are outstanding against Borrower nor is there now pending or, to the best of Borrower’s knowledge, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against Borrower except for any such judgment, order, writ, decree, litigation, contested claim, investigation, arbitration or governmental proceeding that could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect.

(f) No Defaults. Borrower is not in default under any term of any indenture, contract, lease, agreement, instrument or other commitment to which Borrower is a party or by which Borrower is bound except for any such default that could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. Borrower knows of no material dispute regarding any such indenture, contract, lease, agreement, instrument or other commitment except for any such dispute that could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect.

(g) Compliance with Law. Borrower is not in violation in any material respect with any applicable requirement of law or any requirement of any self-regulatory organization.

(h) Investment Company, Etc. Borrower is not subject to any law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Note or the other Credit Documents or to perform its obligations hereunder or thereunder.

All representations and warranties of Borrower contained in this Note shall survive the execution and delivery of this Note.

7. Affirmative Covenants. Until Payment in Full, Borrower agrees that:

(a) Existence. Borrower shall maintain its trust existence.

(b) Further Assurances. Borrower shall take all such further actions and execute all such further documents and instruments as Lender may at any time reasonably determine to be necessary to further carry out and consummate the transactions contemplated by the Credit Documents.

8. Negative Covenants. Until Payment in Full, Borrower agrees that:

(a) No Liens. Borrower shall not directly or indirectly, mortgage, assign, pledge, transfer, create, incur, assume, suffer to exist or otherwise permit any Lien to exist on any of the Collateral other than the Liens in favor of Lender and Liens in favor of taxing authorities with respect to the payment of federal and state transfer taxes.

(b) No Sale of Collateral. Except as otherwise expressly permitted pursuant to the respective Pledge Agreements, Borrower shall not directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any Collateral.

9. Triggering Events. The occurrence of any of the following events shall constitute a “Triggering Event” hereunder (whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or nongovernmental body):

(a) Borrower fails to make (i) the payment of principal and interest due and payable on the Maturity Date pursuant to the terms hereof, (ii) any quarterly interest payment required by Section 3 of this Note, or (iii) payment of any other amount due and payable under this Note or any of the other Credit Documents, and in the case of clauses (ii) and (iii) only, such failure continues for five (5) Business Days; or

(b) any representation or warranty made by Borrower under this Note or under any other Credit Document shall prove to have been incorrect or misleading in any material respect when made, except to the extent that such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall prove to have been incorrect or misleading in any material respect on or as of such earlier date); or

(c) Borrower fails to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 8 of this Note; or

(d) Borrower fails to comply with any covenant contained in this Note (other than under a provision covered by the foregoing clauses (a), (b) and (c) of this Section 9) or any of the other Credit Documents, which failure to comply is not cured thirty (30) calendar days after the earlier of the date that Borrower (i) receives notice from Lender of such failure or (ii) has actual knowledge of such failure; or

(e) dissolution, liquidation or winding up of Borrower, or the failure of Borrower to meet its debts as they mature, or the calling of one or more meetings of the major creditors of Borrower for purposes of obtaining a moratorium on payment or a compromise of such Borrower’s debts; or

(f) the commencement by or against Borrower of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law and, in the event any such proceeding is commenced against Borrower, such proceeding is not dismissed within sixty (60) calendar days; or

(g) any covenant, agreement or obligation of any Person contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than Lender) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of Lender, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable; or

(h) except as otherwise expressly permitted herein or in any of the other Credit Documents, Lender does not have or ceases to have a valid and perfected first priority security interest in the Collateral or any substantial portion thereof; or

(i) the occurrence of a “Coverage Event” (as such term is defined in the Borrower Pledge Agreement).

Upon the occurrence of a Triggering Event, Lender may exercise any remedy available to Lender pursuant to the Collateral Documents and any of the other Credit Documents.

10. Reimbursement of Expenses. Borrower shall reimburse Lender for all Expenses as the same are incurred by Lender upon Lender’s demand therefor.

11. Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed, facsimiled or delivered, if to Borrower, at the following address:

The Sidney L. Port Trust Dated July 22, 1970

Roberta P. Washlow, Co-Trustee

[DELETED]

The Sidney L. Port Trust Dated July 22, 1970

Ronald B. Port, Co-Trustee

[DELETED]

The Sidney L. Port Trust Dated July 22, 1970

H. George Mann, Co-Trustee

1186 Linden Avenue

Highland Park, Illinois 60035

Facsimile:    [DELETED]

with a copy to:

MCDERMOTT WILL & EMERY LLP

227 West Monroe Street, Suite 4400

Chicago, Illinois 60606-5096

Attention:      James Cundiff

Facsimile:      (312) 984-7700

with a copy to:

MAYER BROWN LLP

71 S. Wacker Drive

Chicago, Illinois 60606

Attention:      James A. Casey

Facsimile:      (312) 701-7711

and, if to Lender, to it at the following address:

SLP 2003 Trust B, created March 5, 2008

H. George Mann, Trustee

1186 Linden Avenue

Highland Park, Illinois 60035

Facsimile:      [DELETED]

with a copy to:

SLP 2003 Trust B, created March 5, 2008

Ronald B. Port, Beneficiary

[DELETED]

with a copy to:

KATTEN MUCHIN ROSENMAN LLP

525 West Monroe Street

Chicago, Illinois 60661

Attention:      Michael O. Hartz, Esq.

Facsimile:      (312) 577-8789

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11. All such notices and other communications shall be effective, (a) if mailed, when received or three days after deposited in the mails, whichever occurs first, (b) if facsimiled, on the date of transmission if transmitted before 4:00 p.m. (Chicago time), otherwise on the next Business Day, (c) if delivered by personal delivery, upon delivery, or (d) if delivered by overnight courier, one (1) Business Day after delivery to the courier (specifying one (1) Business Days’ delivery), in each case, properly addressed.

12. SUBMISSION TO JURISDICTION; WAIVERS. BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE AND THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NONEXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS, IN EACH CASE LOCATED IN CHICAGO, ILLINOIS, AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER, OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS; AND

(d) WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.

13. JURY TRIAL. BORROWER AND LENDER EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS NOTE, THE OTHER CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

14. GOVERNING LAW. THE RIGHTS AND DUTIES OF BORROWER AND LENDER UNDER THIS NOTE (INCLUDING MATTERS RELATING TO THE MAXIMUM PERMISSIBLE RATE) AND THE OTHER CREDIT DOCUMENTS, AND THE VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

15. Delays; Partial Exercise of Remedies. No delay or omission of Lender to exercise any right or remedy hereunder or under any of the other Credit Documents, whether before or after the happening of any Triggering Event, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Triggering Event. No single or partial exercise by Lender of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

16. Indemnification. Borrower shall and hereby agrees to indemnify, defend and hold harmless Lender and its respective trustees, agents, employees, counsel, advisors and affiliates from and against any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Note or the transactions contemplated hereby by and between Lender, Borrower and/or Guarantor, (ii) any actual or proposed use by Borrower of the proceeds of the Loan; or (iii) Lender’s entering into this Note, the other Credit Documents or any other agreements, documents and instruments by and between Lender, Borrower and/or Guarantor relating hereto or thereto. If and to the extent that the Obligations of Borrower hereunder are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. Borrower’s obligations hereunder shall survive any termination of this Note and the other Credit Documents and Payment in Full.

17. Entire Agreement. This Note and the other Credit Documents constitute the entire agreement between Borrower and Lender (in their respective capacities as such) and supersede any prior agreements between them.

18. Nonliability of Lender. The relationship between Borrower and Lender shall be solely that of borrower and lender. Lender, in its capacity as Lender, shall have no fiduciary responsibilities to Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

19. Amendments, Etc. No amendment or waiver of any provision of this Note or any other Credit Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender (and, in the case of amendments, Borrower), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

20. Counterparts. Delivery of an executed copy of this Note by facsimile or email transmission shall be equally as effective as delivery of an original copy of this Note.

21. Severability. In case any provision in or obligation under this Note or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

22. Headings Descriptive. The headings of the several sections and subsections of this Note, are inserted for convenience of reference only and shall not in any way affect the meaning or construction of any provision of this Note.

23. Rights Cumulative. Each of the rights and remedies of Lender under this Note and the other Credit Documents shall be in addition to all of its other rights and remedies under this Note and the other Credit Documents and applicable law, and nothing in any of the Credit Documents shall be construed as limiting any such rights or remedies.

24. Patriot Act. Lender, to the extent Lender is subject to the Patriot Act, hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Patriot Act.

[Remainder of Page Intentionally Left]

-Signature Page Follows-

Execution Version

BORROWER

THE SIDNEY L. PORT TRUST DATED
JULY 22, 1970

By:	/s/ Ronald B. Port
Ronald B. Port, as Co-Trustee of The Sidney L. Port Trust Dated July 22, 1970

By:	/s/ Roberta P. Washlow
Roberta P. Washlow, as Co-Trustee of The Sidney L. Port Trust Dated July 22, 1970

[Signature Page to Loan B Secured Promissory Note]